Investor Contact:

Media Contact:

Emma Jo Kauffman

Tawn Earnest

(615) 855-5525

(615) 855-5209

DOLLAR GENERAL CORPORATION EXTENDS EMPLOYMENT CONTRACT

WITH CEO DAVID PERDUE

GOODLETTSVILLE, Tenn., September 19, 2006 – Dollar General Corporation (NYSE: DG) today announced that its board of directors extended the term of CEO David Perdue’s employment contract to March 31, 2008 and made various other amendments to that agreement. The term of Perdue’s employment contract with the Company had been scheduled to expire on March 31, 2007.

In addition to the extension of the contract, the Company increased Perdue’s base salary by $100,000 and granted him 365,000 restricted stock units that are scheduled to vest ratably over a three year period.

In making the announcement, Gordon Gee, Chairman of the Company’s Compensation Committee of the Board of Directors, said "We are pleased to be able to demonstrate our confidence in David and his efforts to position Dollar General for the future by extending his contract beyond its original term.”

The amendments to Perdue’s employment contract are summarized in a Form 8-K filed today by the Company with the Securities and Exchange Commission. The full text of the amended and restated employment agreement also can be viewed as an Exhibit to that Form 8-K.

Perdue has served as the Company’s CEO since April 2, 2003 and as the Company’s Chairman of the Board since June 2, 2003.  Prior to his service with the Company, Perdue served as Chairman and Chief Executive Officer of Pillowtex Corporation, a producer and marketer of home textiles, and in executive positions with Reebok International Ltd., Haggar, Inc., and Sara Lee Corporation. Perdue also serves as a director of Alliant Energy Corporation.

Dollar General is a Fortune 500® discount retailer with 8,190 neighborhood stores as of August 25, 2006.  Dollar General® stores offer convenience and value to customers by offering consumable basic items that are frequently used and replenished, such as food, snacks, health and beauty aids and cleaning supplies, as well as a selection of basic apparel, housewares and seasonal items at everyday low prices.  The Company store support center is located in Goodlettsville, Tennessee. Dollar General’s Web site can be accessed at www.dollargeneral.com.

###